Belden & Blake Announces Agreement for Sale of Parent Company

NORTH CANTON, OH – July 5, 2005 — Belden & Blake Corporation (“Belden & Blake”) today announced that the partners of its direct parent company, Capital C Energy Operations, L.P. (“Capital C”), have entered into an agreement to sell all of the partnership interests in Capital C to affiliates of EnerVest Management Partners, Ltd., a privately held oil and gas operator and institutional funds manager (“EnerVest”), which would result in Belden & Blake becoming indirectly wholly owned by affiliates of EnerVest.

In connection with the sale, a change in control of Belden & Blake will result under the indenture governing Belden & Blake’s outstanding $192.5 million aggregate principal amount of 8-3/4% Senior Secured Notes due 2012. If the closing of the sale occurs, Belden & Blake will be obligated to make an offer to repurchase the Notes at 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest.

Closing of the sale transaction is expected to occur within 45 days, subject to confirmation of representations and warranties, satisfactory negotiation of certain amendments and consents to Belden & Blake’s existing oil and gas hedge agreements and the termination of any waiting period under antitrust laws, if applicable.

Headquartered in North Canton, Ohio, Belden & Blake is one of the oldest and largest oil and gas producers in the Appalachian and Michigan Basins with estimated proved reserves of approximately 285 Bcfe at the end of 2004. The company is engaged in every aspect of the development and production of its extensive resource base including exploitation, operation, compression, gathering and marketing.

The statement made in this release regarding expectation of closing the sale transaction is a forward-looking statement that is made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. This statement is subject to the risk and uncertainty that the conditions to the closing set forth in this release can be met and met on a timely basis.